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                             [OSTEOTECH LETTERHEAD]


FOR IMMEDIATE RELEASE                                Contact:     Mark Burroughs
                                                   Telephone:     (732) 542-2800
February 8, 2007


               OSTEOTECH RECEIVES FDA CLEARANCE FOR FIRST PRODUCT
                      UNDER ITS PLEXUS TECHNOLOGY PLATFORM


Osteotech, Inc. (NASDAQ: OSTE) announced today that the Food and Drug Administration ("FDA") has cleared its 510(k) submission for an osteoconductive, bone/polymer biocomposite, which will be the first commercial product manufactured under Osteotech's proprietary Plexus Technology Platform. This new product, which will be marketed under the trade name Plexur(TM) P, is a porous, resorbable scaffold that can be used to fill bony voids of the pelvis and extremities.

Sam Owusu-Akyaw, Osteotech's President and Chief Executive Officer, stated, "We are very pleased to be able to introduce the Plexur(TM) P. Our internal team has done an excellent job developing this product and with this approval we expect to introduce additional products utilizing the Plexus Technology in the future."

Plexur(TM) P is an osteoconductive biocomposite of cortical mineralized bone fibers suspended in a resorbable porous polymer scaffold that has demonstrated controlled remodeling and resorption characteristics. Plexur(TM) P incorporates overlapping bone fibers with interconnected pores, which simulate bone structure, facilitate absorption of blood and allowing multiple pathways for bone forming cells to begin the remodeling process. Plexur(TM) P will initially be available as granules and cylindrical plugs, but ultimately, will be available in multiple forms including blocks, wedges and sheets. Plexur(TM) P uses proprietary processing steps that have been shown to inactivate viruses. Plexur(TM) P is also terminally sterilized.

Mr. Owusu-Akyaw concluded, "Plexur(TM) P will be officially introduced at the American Academy of Orthopedic Surgeons 2007 Annual Meeting, February 14 through 16, 2007, in San Diego, California. Plexur(TM) P will be positioned to compete against osteoconductive synthetic bone void fillers. We expect to begin distributing Plexur(TM) P in March 2007 at key centers of excellence to allow for the gathering of human clinical information before a world-wide launch of the product in the third quarter of 2007. This is in line with our strategy to use science to market osteo-biologic products."

The Plexus Technology is designed to utilize bone tissue for procedure specific surgical applications in combination with a wide variety of polymers. On a world-wide basis, Osteotech controls over 17 patents and over 68 pending patent applications covering the Plexus Technology for human and xenograft bone tissue.




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Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the inability to obtain required regulatory approvals for products on a timely basis or at all, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of February 8, 2007 and the Company undertakes no duty to update this information.


Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website at www.osteotech.com.

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